UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2013

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702)263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 21, 2013, Blue Earth, Inc. (the “Company”) issued a press release titled “Blue Earth Expands Executive Management Team.” A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Press Release is intended to be furnished under this Item 5.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

(b)

Johnny R. Thomas, resigned as Chief Financial Officer of the Company as of May 16, 2013, and remains Chief Executive Officer and a director.

(c)

Robert C. Potts, age 51, was appointed President and Chief Operating Officer of the Company effective May 16, 2013.  Since February, 2010, Mr. Potts has been a founder, director, CEO and President of IPS Engineering Inc. (“IPS”).  IPS is a Provo Utah based engineering, procurement and construction management (EPCM) company specializing in combined heat and power (CHP) alternative energy space.  From February, 2008 until December 2009, Mr. Potts was President and an owner of Heavy Equipment Parts, Orem, UT, a ground engaging parts and fabrication services company.  From 2001, until he formed IPS, he was the President and CEO of several portfolio companies for a private equity firm.  These include: Prinexus, Finlay Systems, Color By Pergament, Direct Group, Direct Fulfillment, Mack Color Graphics, Halo Design Systems, and Tukan.  He has broad experience with successful start-up and turnaround ventures.  Mr. Potts earned his B.S. Mechanical Engineering, at Brigham Young University and an M.B.A. - Finance at Lehigh University.

(d)

Brett Woodard, age 61, was appointed Chief Financial Officer of the Company effective May 16, 2013.  Since 2012, he has served as a founder, director and CFO of IPS.  Prior thereto, from 2007, Mr. Woodard served as the CFO of Wasatch Wind, Inc., an enterprise that developed wind energy projects in the Western US and Eastern Canada.  With over 25 years’ experience in structuring turnkey project finance transactions throughout the Americas, Europe and Asia in roles with Nokia (large telecommunications infrastructure), GE Capital and Nortel Networks, he has worked extensively with international financing organizations including several Export Credit Agencies.  Mr. Woodard holds an MBA, Finance from the University of Utah and Post Graduate Studies (PhD. Program), Finance, Wharton School, PA.

(e)

The Company entered into an Employment Agreement effective May 16, 2013, with Robert Potts.  Under this Agreement, Mr. Potts will serve as Chief Operating Officer of the Company for a five-year period.  The Agreement is automatically renewable for one-year periods on the same terms and conditions unless the Company gives written notice to Mr. Potts at least one-year before May 15, 2018.  Mr. Potts’ base salary is $300,000 per annum, however, he agreed to reduce his first year salary to $120,000.  Mr. Potts will be entitled to bonus compensation based upon certain agreed to criteria.  Mr. Potts will forfeit 25% per year (up to 75% in total) of the shares of the Company’s Common Stock which he will receive upon the pending acquisition of IPS, the completion of which cannot be assured if he terminates the Agreement without Good Reason (as defined) on at least two months prior notice.  If the Agreement is terminated by Mr. Potts for Good Reason (as defined) he will be entitled to an amount equal to his annual base salary for one year, any earned but unpaid bonus and any deferred compensation.  The Agreement is also terminable by the Company for Cause (as defined).

The Agreement provides for a one-year restricted period following termination of employment, from engaging in a competitive business (as defined), or for soliciting employees from and terminating their employment with the Company or hiring any person previously employed by the Company within 90 days of such hiring.

Upon the closing of the IPS acquisition, which cannot be assured, Mr. Potts will be issued warrants to purchase Common Stock of the Company which vest as follows: 80,000 warrants vest when each of seven identified projects (or mutually agreed to substitutes) commence power production; 25,000 warrants vest when each additional power plant commences producing power; provided the additional plant produces revenues equal to the average of the initial seven power plants.

(f)

The Company entered into an employment agreement effective May 16, 2013 with Brett Woodard to be the Chief Financial Officer of the Company.  It is a five-year agreement substantially the same as Mr. Potts’s agreement.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

10.1	Employment Agreement between Blue Earth and Robert Potts dated as of May 16, 2013.

10.2	Employment Agreement between Blue Earth and Brett Woodard dated as of May 16, 2013.

99.1	Press Release dated May 21, 2013 titled “Blue Earth Expands Executive Management Team.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2013	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

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